                                                                    EXHIBIT 10.4


          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.




                               ADVISORY AGREEMENT

                          Dated as of November 30, 1994

                                     between

                          THE GOLDMAN SACHS GROUP, L.P.

                                       and

                      CAMBRIDGE ENERGY RESEARCH ASSOCIATES
                               LIMITED PARTNERSHIP

                                TABLE OF CONTENTS
Section                                                                    Page
-------                                                                    ----

Parties and Recitals.........................................................1


                                    ARTICLE I
                       BUSINESS DEVELOPMENT AND CONSULTING

            Section 1.01 Engagement and Obligations...........................2
            Section 1.02 Recommendation of Services...........................3
            Section 1.03 Industry Conferences and Seminars....................3
            Section 1.04 Access to Goldman Sachs Operations...................3
            Section 1.05 Exclusivity..........................................4
            Section 1.06 Administration of Relationship.......................5

                                   ARTICLE II
                                  COMPENSATION

            Section 2.01 Consulting Fees......................................5
            Section 2.02 Special Consulting Fees..............................5
            Section 2.03 Credits..............................................7
            Section 2.04 Expenses.............................................7

                                   ARTICLE III
                                TERM OF AGREEMENT

            Section 3.01 Term of Agreement....................................9
            Section 3.02 Termination of Fees.................................10
            Section 3.03 Survival............................................10

                                   ARTICLE IV
                                  MISCELLANEOUS

            Section 4.01 Effectiveness.......................................11
            Section 4.02 Confidentiality.....................................11
            Section 4.03 Relationship of Parties; Indemnity..................12
            Section 4.04 Publicity...........................................13
            Section 4.05 Roll-up Transaction.................................13
            Section 4.06 No Assignment.......................................13
            Section 4.07 Non-Solicitation....................................14
            Section 4.08 Arbitration: Injunctive Relief......................14
            Section 4.09 Entire Agreement; Severability......................15
            Section 4.10 Amendment; Waiver...................................16

            Section 4.11 Descriptive Headings; Language Interpretation.......16
            Section 4.12 Counterparts........................................16
            Section 4.13 GOVERNING LAW.......................................17
            Section 4.14 Notices.............................................17

      ADVISORY AGREEMENT (this "Agreement"), dated as of November 30, 1994, between The Goldman Sachs Group, L.P., a New York limited partnership ("Goldman Sachs"), and Cambridge Energy Research Associates Limited Partnership, a Delaware limited partnership (the "Partnership").

                              W I T N E S S E T H:

      WHEREAS, Goldman Sachs is engaged in a broad range of investment banking and financial advisory activities on an international basis;

      WHEREAS, the partnership is an international research and consulting firm specializing in the global energy industry, having succeeded to all of the business previously carried on by Cambridge Energy Research Associates, Inc. ("CERA");

      WHEREAS, Goldman Sachs seeks to establish an advisory relationship with the Partnership and the parties hereto otherwise desire to work together in a manner that is intended to enhance their respective business opportunities in the global energy industry;

      WHEREAS, the parties hereto are concurrently herewith entering into the Purchase Agreement, dated the date hereof (the "Purchase Agreement"), whereby, subject to the terms and conditions thereof, the Partnership will issue and sell, and Goldman Sachs will purchase, certain limited partnership units in the Partnership for a total consideration of $2.8 million;

      WHEREAS, the parties hereto and certain stockholders of CERA are concurrently herewith entering into the Agreement With Stockholders, dated the date hereof (the "Agreement With Stockholders"), providing for certain matters with respect to the common stock and composition of the Board of Directors of CERA;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by Goldman Sachs and the Partnership as follows:

                                    ARTICLE I

                       BUSINESS DEVELOPMENT AND CONSULTING

      Section 1.01 Engagement and Obligations.

      In consideration of Goldman Sachs' payment of the Consulting Fees (as defined in Section 2.01 hereof) and the Special Consulting Fees (as defined in
Section 2.02 hereof), the Partnership agrees that it (i) will work as a consultant to Goldman Sachs, on an exclusive basis in the manner set forth in
Section 1.05 hereof, in its efforts to develop strategic financial advisory and other investment banking assignments and opportunities in the global energy industry (the "Field") and (ii) will advise Goldman Sachs in connection with its principal investments in the Field (collectively the "Advisory Matters"). In connection with providing these services, the Partnership agrees that Messrs. Yergin, Stanislaw and Rosenfield (the "Principals"), while employed by the Partnership, and such other employees of the Partnership as may be appropriate, will be reasonably available to Goldman Sachs' representatives (as coordinated in the manner set forth in Section 1.06 hereof) and will be available to make joint calls with Goldman Sachs on such existing clients and potential new clients as may be mutually agreed upon by the parties. The Partnership agrees that, at the request of Goldman Sachs, representatives of the Partnership will introduce Goldman Sachs' representatives to the Partnership's clients, where mutually agreed upon by the parties. The Partnership agrees to provide Goldman Sachs with all research and other written materials generally made available by the Partnership to its regular retainer clients; it being understood and agreed that such materials will be used only for internal purposes at Goldman Sachs and will not be provided or distributed to third parties, in whole or in part, without the prior consent of the Partnership.

      Section 1.02 Recommendation of Services.

      Goldman Sachs and the Partnership additionally agree that, to the extent consistent with each firm's independent consulting or advisory responsibilities, each will, and will cause its respective directors, officers, partners and employees to, recommend the services of the other party hereto to its clients.

      Section 1.03 Industry Conferences and Seminars.

      If Goldman Sachs or the Partnership sponsors or hosts any industry conference or seminar, representatives of the other firm will be allowed to attend (without charge) and, within reason and as deemed appropriate in the sole opinion of the sponsor or host, will be offered the right to appear (without charge) as a panelist or speaker thereat. Goldman Sachs and the Partnership will also cooperate in hosting, where mutually agreed, joint conferences.

      Section 1.04 Access to Goldman Sachs Operations.

      To the extent practicable and consistent with client confidentiality obligations, Goldman Sachs agrees to provide the Partnership's Principals with reasonable access to Goldman Sachs' global operations, including, on an availability basis, temporary visitation space in its offices worldwide. Any such requests shall be coordinated in the manner set forth in Section 1.06.

      Section 1.05 Exclusivity.

      During the term of this Agreement, the Partnership will not, and will cause its Representatives not to, (i) participate with, assist or advise any Investment Banking Firm (as defined below) other than Goldman Sachs in developing or executing strategic financial advisory or other investment banking assignments in the Field or (ii) assist or advise any Investment Banking Firm other than Goldman Sachs in making principal investments in the Field; provided, however, that the Partnership and its Representatives shall continue to have the right to provide the following services ("permitted Services"): (i) basic retainer services and retainer enhancements (as described in Exhibit I), other than custom on-site presentations and on-call professional time, to Investment Banking Firms, (ii) services pursuant to contracts and commitments set forth on
Exhibit II attached hereto, (iii) services on behalf of existing and future clients which are not Investment Banking Firms, including those that separately engage Investment Banking Firms other than Goldman Sachs, and (iv) any other services or activities approved by Goldman Sachs in its sole discretion. For purposes of this Agreement, "Investment Banking Firms" shall mean investment banking firms and the investment banking activities of any commercial banks. Nothing herein shall restrict the Partnership or its directors, officers, partners and employees from making principal investments independent of Goldman Sachs.

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.



      Section 1.06 Administration of Relationship.

      The Principals and Messrs. Leuschen and Fine from Goldman Sachs will coordinate contacts between the two firms, recognizing that other points of contact may develop as the business relationship develops and as a result of the firms working together on client specific or project specific matters. If Messrs. Leuschen and/or Fine become no longer available to coordinate contacts between the two firms, Goldman Sachs will identify an additional person or persons to coordinate such contacts on behalf of Goldman Sachs, which person or persons shall be reasonably acceptable to the Partnership.

                                   ARTICLE II

                                  COMPENSATION

      Section 2.01 Consulting Fees.

      During the term of this Agreement, and in consideration of the services contemplated herein, Goldman Sachs agrees to pay consulting fees (the "Consulting Fees") to the Partnership in the amount of ******* per quarter
(paid in arrears); it being agreed that the first payment of ******* will be due February 1, 1995 covering the period beginning the date hereof and ending on January 31, 1995.

      Section 2.02 Special Consulting Fees.

      Beginning on May 1, 1995, and every three months thereafter, Goldman Sachs will pay a mutually agreed fee to the Partnership (a "Special Consulting Fee"), subject to the Credits (as defined in Section 2.03 hereof), in recognition of the Partnership's services during such three month period (or, in the case of the first such payment, during the period commencing on the date hereof and ending on April 30, 1995) if Goldman Sachs derives fee revenue during such period from any advisory or investment banking engagements ("Engagements") entered into by Goldman Sachs as a result of assistance or contributions by the Partnership. In certain instances, Goldman Sachs may pay a Special Consulting Fee before the end of the relevant quarterly period. In determining the Special Consulting Fees, the parties shall not consider those Engagements in which the parties have otherwise established a specific fee with respect to such Engagement. The Partnership shall also be entitled to Special Consulting Fees in an amount to be mutually agreed upon by the parties in connection with any principal investment made by Goldman Sachs and/or its affiliates as a result of assistance or contributions by the Partnership. The parties will meet in person or by telephone quarterly to discuss the Special Consulting Fees. In determining the Special Consulting Fees, the parties shall consider the degree of assistance or contribution by representatives of the Partnership in connection with the Engagement or principal investment. It is agreed by the parties that it may be in their mutual best interest, when feasible, to have the client separately retain each party hereto. The parties shall reasonably attempt to coordinate their efforts in this regard. In no event will any Special Consulting Fees be paid (i) relating to any underwritten public offering in the United States if such payment would be contrary to NASD Rules of Fair Practice or (ii) that would violate any applicable law or regulation.

           Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.




      Section 2.03 Credits.

      Upon each payment of Consulting Fees, an amount equal to one-half of such payment will be creditable (a "Credit"), and shall be credited, against any Special Consulting Fees that shall become due to the Partnership; provided, however, that until aggregate Special Consulting Fees payable to the Partnership (without regard to any Credits) under this Agreement exceed *******, the Credit applied to any particular Special Consulting Fee will not exceed ***** ******* of the Special Consulting Fee payable. Any Credits not applied against Special Consulting Fees payable shall be preserved and will be credited, subject to the foregoing proviso, against future Special Consulting Fees as they become payable.

      Section 2.04 Expenses.

      (a) The Partnership will track expenses incurred by it in connection with work performed pursuant to this Agreement at the request of Goldman Sachs, including expenses incurred in connection with (i) Engagements, (ii) matters relating to potential Engagements for which neither party has yet been engaged by a client but which have been identified by either the Partnership or Goldman Sachs to the other as a potential Engagement by establishing a specific project name therefor ("Prospective Engagements"), and (iii) presentations or other consulting services performed at the request of Goldman Sachs not related to an Engagement or a Prospective Engagement ("General Matters").

      (b) Except as set forth below, to the extent the Partnership incurs transportation, hotel and other travel-related expenses ("Travel Expenses") for work done at the request of Goldman Sachs in connection with a General Matter ("General Travel Expenses"), as of the end of each quarter beginning January 31, 1995, the Partnership will be entitled to deduct an amount equal to such General Travel Expenses from the Credit available to Goldman Sachs; provided, however, that in no event will the Credit be reduced to less than zero. Notwithstanding the foregoing, Goldman Sachs will directly reimburse the Partnership on a monthly basis for all General Travel Expenses ("Reimbursable General Travel Expenses") if the Partnership notifies Goldman Sachs of its intention to treat such General Travel Expenses as Reimbursable General Travel Expenses prior to the date such expenses are incurred. The Partnership shall not be entitled to deduct any Reimbursable General Travel Expenses from the Credit available to Goldman Sachs.

      (c) To the extent the Partnership incurs Travel Expenses for work done at the request of Goldman Sachs in connection with (i) an Engagement and the Partnership is not entitled to be reimbursed for such Travel Expenses pursuant to (x) its own engagement letter or (y) an engagement letter entered into by Goldman Sachs or (ii) a Prospective Engagement that the parties have determined will not result in an Engagement, as of the end of each quarter, beginning January 31, 1995, the Partnership will be entitled to deduct an amount equal to such Travel Expenses from the Credit available to Goldman Sachs; provided, however, that in no event will the Credit be reduced to less than zero.

      (d) General Travel Expenses will only be deductible in the quarter incurred and other Travel Expenses will only be deductible in the quarter in which it is determined that they will not be reimbursed.

      (e) Upon request, the Partnership will provide reasonable documentation of its Travel Expenses.

      (f) The Partnership will use commercially reasonable efforts to minimize Travel Expenses.

                                   ARTICLE III

                                TERM OF AGREEMENT

      Section 3.01 Term of Agreement.

      (a) This Agreement will terminate on October 31, 1997, unless terminated earlier by either party (i) on October 31, 1995 or October 31, 1996 by written notice given at least 30 days in advance of such date or (ii) as a result of the material breach or bad faith of the other party in performing any of its material obligations under this Agreement, the Purchase Agreement or the Agreement With Stockholders, following 30 days' notice and a reasonable opportunity to cure within such 30-day period.

      (b) Recognizing that it may be difficult to assess the benefit to the parties of the arrangements contemplated by this Agreement by October 31, 1995, it is the expressed intention of both parties to continue this Agreement until at least October 31, 1996. Accordingly, it is agreed that neither party will terminate the Agreement pursuant to clause (i) of Section 3.01(a) above on or before October 31, 1995 unless the relationship has been materially less advantageous than such party, in its sole discretion, anticipated.

      (c)   Notwithstanding anything in the foregoing to the contrary, Goldman

Sachs may terminate the Agreement upon the occurrence of any Note Repurchase Event or Cash Repurchase Event (as such terms are defined in the Purchase Agreement).

      Section 3.02 Termination of Fees.

      (a) Consulting Fees, Special Consulting Fees and Reimbursable General Travel Expenses will be paid through the termination date of this Agreement as provided in this Agreement. Notwithstanding the termination or expiration of this Agreement, if Goldman Sachs is engaged in any Engagement at the termination or expiration date of this Agreement or obtains an Engagement within one year of the termination or expiration date of this Agreement, and such Engagement was entered into by Goldman Sachs as a result of assistance or contributions by the Partnership, the parties will agree on the Special Consulting Fees relating to each such Engagement and such Special Consulting Fees shall be paid to CERA when and if fee revenue is received by Goldman Sachs.

      (b) Interest at a floating rate equal to the base rate announced from time to time by the First National Bank of Boston shall accrue on that portion of any fees not paid when due during the period beginning on the date falling 60 days after such payment is due and ending on the date such fees are paid in full.

      Section 3.03 Survival.

      The obligations of the parties in Sections 2, 3.02, 3.03, 4.02, 4.03, 4.07 and 4.08 shall survive the termination or expiration of this Agreement.

                                   ARTICLE IV

                                  MISCELLANEOUS

      Section 4.01 Effectiveness.

      Regardless of when executed, this Agreement shall be effective as of September 1, 1994.

      Section 4.02 Confidentiality.

      The parties acknowledge that, in the course of their relationship, they will obtain confidential information relating to the business of certain entities, including, but not limited to, clients of one or both of the parties, and the possibility of certain significant transactions. The parties will keep, and will use their respective reasonable best efforts to cause their respective directors, officers, partners, employees, agents and other representatives ("Representatives") and, if applicable, such other persons and entities controlled by them to keep, in confidence all proprietary and confidential information furnished to them by the other party and to use such information only in connection with the matters relating to this Agreement. Each party will provide to the other party confidential and proprietary information about any client of such party only with the consent of such client and in reliance on the foregoing undertaking. If requested, each party will enter into a separate confidentiality agreement, in a form customary for such party, with any client of such party or the other party. For purposes hereof, proprietary and confidential information does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the party to which disclosure was made or by its directors, officers, employees, agents or advisors, (ii) is independently developed by the party to which disclosure was made without reference to or reliance on the information disclosed by the party making disclosure, (iii) becomes available to the party receiving such information (the "Receiving Party") from a source (other than the party making disclosure or its advisors) not known by the Receiving Party to be bound by a confidentiality agreement with, or other obligation of secrecy to, the party making disclosure, provided, however, that upon being made aware that such source is so bound or obligated, the Receiving Party shall thereupon treat such information in the manner required by the other provisions of this Section 4.02, or (iv) is required to be disclosed by the party to which disclosure was made to comply with applicable laws, provided that such party provides prior written notice of such disclosure to the other party and takes reasonable actions to avoid and/or minimize the extent of such disclosure.

      Section 4.03 Relationship of Parties; Indemnity.

      The relationship created by this Agreement is not, and is not intended to create, a joint venture, agency or Partnership between the parties and neither party is authorized to act for, on behalf of or as a representative of, the other party. The Partnership and Goldman Sachs will perform their respective client services as non-agent independent contractors. Each party hereto hereby agrees to indemnify and hold the other party hereto and such other party's Representatives harmless for any and all losses, claims, damages, liabilities or expenses incurred with respect to third parties ("Third Party Losses") as the result of actions or inactions taken or omitted to be taken by the other party or its Representatives. In no event will either party have any liability under this Agreement (other than as provided above with respect to Third Party Losses) to the other party hereto for any general, direct, indirect, special, incidental or consequential damages in connection with or arising out of this Agreement, except to the extent such liabilities result from the breach of this Agreement or from the gross negligence or willful misconduct of such party.

      Section 4.04 Publicity.

      The parties agree that they will not issue any press releases or other public announcements using the name of the other party without the prior written consent of the other party. The parties may, in discussing any Engagement or Prospective Engagement with a third party, refer generally to the relationship created hereby and to the potential involvement of the other party to this Agreement in such Engagement or Prospective Engagement.

      Section 4.05 Roll-up Transaction.

      The Partnership shall not effect a Roll-up Transaction (as defined in the Purchase Agreement), and any such purported transaction shall be null and void, unless simultaneous with the consummation of such transaction CERA shall assume all of the Partnership's rights and obligations under this Agreement.

      Section 4.06 No Assignment.

      Neither this Agreement nor any rights hereunder may be assigned or transferred in any way, including by merger, consolidation or operation of law, by either party hereto without the prior written consent of the other party; provided, however, that no consent shall be required hereunder in connection with a Roll-up Transaction.

      Section 4.07 Non-Solicitation.

      During the term of this Agreement and for one year after the termination or expiration hereof, each party agrees that it will not directly or indirectly, including through the use of any agent or intermediary, recruit, solicit or persuade, or attempt to persuade, any of the partners, directors, officers or employees of the other party to terminate their employment with, or otherwise cease their relationship with, the other party.

      Section 4.08 Arbitration; Injunctive Relief.

      Any dispute, controversy or claim between the parties arising out of or relating to this Agreement, a breach hereof or the transactions contemplated hereby, shall be settled in accordance with the then prevailing Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. Any arbitration pursuant to this Section 4.08 shall be conducted by a single arbitrator appointed by the Boston, Massachusetts office of the American Arbitration Association upon the request of either party. The arbitrator shall have a minimum of five years of experience in the area of business relevant to the particular dispute. Each party shall be permitted to submit only one proposal to the arbitrator, and the arbitrator shall be required to choose one of such two proposals as the resolution of the dispute. The arbitrator may proceed to a resolution notwithstanding the failure of a party to participate in the proceedings. Each of the parties shall pay its own costs and expenses in connection with any such arbitration, and the parties shall share equally in the fees and expenses of the arbitrator. The parties hereby agree that any such arbitration will occur in Boston, Massachusetts. Any such arbitration award shall be final and binding upon the parties and shall not be appealable by either party in any court.

      Notwithstanding anything in the foregoing to the contrary, each party hereto acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of this Agreement and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that each other party shall be entitled to seek from the arbitrator or from any court of competent jurisdiction such equitable and injunctive relief as may be available from any court of competent jurisdiction to compel specific performance of, or restrain any party from violation, any of such provisions. In connection with any action or proceeding for temporary or permanent injunctive relief, each party hereto hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each provision of this Agreement specifically enforced against it, without the necessity of posting bond or other security against him or it.

      Section 4.09 Entire Agreement; Severability.

      This Agreement and the other agreements referred to herein set forth the entire agreement among Goldman Sachs and the Partnership relating to the subject matter hereof and supersede and cancel all prior written and oral agreements and understandings with respect to the subject matter of this Agreement. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

      Section 4.10 Amendment; Waiver.

      This Agreement and any of the terms contained herein may be amended only by a written instrument duly executed by Goldman Sachs and the Partnership.

      No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition, any such waiver being effective only if contained in a writing executed by the waiving party.

      Section 4.11 Descriptive Headings; Language Interpretation.

      The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. In the interpretation of this Agreement, unless the context otherwise requires, (a) words importing the singular shall be deemed to import the plural and vice versa, (b) words denoting gender shall include all genders and (c) references to persons shall include corporations or other bodies and vice versa.

      Section 4.12 Counterparts.

      This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

      Section 4.13 GOVERNING LAW.

      ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY THE INTERNAL LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

      Section 4.14 Notices.

      All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and will be deemed to have been given when delivered personally or by reputable overnight courier or three days after being mailed by certified or registered mail, return receipt requested and postage prepaid, to the recipient. Such notices, demands and other communications will be sent to the parties at the addresses indicated below:

      If to the Partnership:

            Cambridge Energy Research Associates
               Limited Partnership
            20 University Road
            Cambridge, Massachusetts  02138
            Attn: President

      With a copy to:

            Hale and Dorr
            60 State Street
            Boston, Massachusetts 02109
            Attn: Joseph P. Barri, Esq.

      If to Goldman Sachs:

            The Goldman Sachs Group, L.P.
            c/o Goldman, Sachs & Co.
            85 Broad Street
            New York, New York  10004
            Attn: Scott Fine and
                  David Greenwald

      With a copy to:

            Sullivan & Cromwell
            125 Broad Street
            New York, New York  10004
            Attn: James C. Morphy, Esq.

                 [Remainder of page intentionally left blank.]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.



                                        CAMBRIDGE ENERGY RESEARCH
                                        ASSOCIATES LIMITED Partnership

                                        By:   Cambridge Energy Research
                                              Associates, Inc., its General
                                              Partner

                                              By: /s/ Daniel H. Yergin
                                                 ----------------------------
                                              Name: Daniel H. Yergin
                                              Title: President

                                        THE GOLDMAN SACHS GROUP, L.P.

                                        By: /s/ David M. Leuschen
                                           ----------------------------------
                                            Name: David M. Leuschen
                                            Title:   Partner